NEWS RELEASE
For Immediate Release	Contact: Investor Relations
August 9, 2007
(206) 298-2909

EMERITUS ANNOUNCES 2007 SECOND QUARTER AND
YEAR-TO-DATE RESULTS

- Company Reaffirms Summerville Merger Timing -

SEATTLE, WA, August 9, 2007 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens, today announced its 2007 second quarter and year-to-date results.

Second Quarter 2007 Highlights
•	Operating income from continuing operations, as adjusted, improved $5.1 million, or 227%, over the prior year second quarter.
•	Operating margin improved to 36.7% from 34.4% in the prior year second quarter.
•	The loss from continuing operations before income taxes, as adjusted, decreased $600,000 from the second quarter of last year.
•	Average monthly revenue per unit increased over the prior year second quarter by $121, or 3.9%, to $3,202, adding $4.0 million in incremental revenues.
•	Average occupancy increased to 85.9% from 84.6% in the prior year second quarter, contributing $2.6 million in incremental revenues.
•	Realized a gain of $7.7 million and received cash of $8.8 million from the sale of the Company’s pharmacy joint venture.

Daniel R. Baty, Chairman & Chief Executive Officer said, "During the second quarter, we experienced ongoing positive improvements in the financial performance of our growing portfolio of communities compared to the prior year. Not only did our overall revenues increase, but our operating margins also improved, resulting in improved cash flow.”

“Our recently completed recapitalization will enable the Company to move to the next stage of its development,” Mr. Baty concluded. “We are on schedule to complete the closing of Summerville Senior Living, along with the acquisition of the 52 other communities. The Summerville merger will bring key management additions, increase our consolidated number of units by 58% and significantly enhance our operating platform for the long-term.”

Summary of 2007 Second Quarter Results

Operating income from continuing operations for the second quarter of 2007 was $7.3 million after adjusting for non-cash stock option expenses of $786,000, $1.1 million in merger-related severance expenses, and an expense reduction of $2.5 million from a change in estimated ultimate losses for prior year professional liability claims.  This represents an improvement of $5.1 million from second quarter 2006 operating income from continuing operations of $2.2 million after adjusting for an expense reduction of $1.7 million from a change in the estimated ultimate losses for prior year professional liability claims.

Revenues for the second quarter of 2007 were $110.8 million compared to $103.7 million for the same period of 2006, an increase of $7.1 million.  The improvement was primarily the result of rate improvements of $4.0 million and occupancy improvements of $2.6 million.  The remainder was additional management fees from the Company’s Blackstone joint venture that did not exist in the second quarter of 2006.

Community operating expenses increased $1.8 million to $69.5 million in second quarter of 2007 from $67.7 million in second quarter of 2006.  The increase of $2.5 million was due to increases in labor-related costs, which was offset by a decrease of $1.4 million in professional and general liability insurance.  The remaining increase of $700,000 was primarily from general increases in other operating expenses.  Emeritus’s operating margin increased to 36.7% from 34.4% in the second quarter of 2006 as the Company benefited from an increase in revenues which leveraged operating margins.

In the second quarter of 2007, general and administrative expenses increased by $2.5 million from the prior year second quarter, primarily due to an increase of $864,000 in labor-related costs from both an increase in personnel and average wages, $1.1 million in merger-related severance costs and $699,000 in non-cash stock option compensation expenses.

Property-related expenses (depreciation, amortization, interest, and facility lease expense) increased by $3.2 million to $39.0 million in the second quarter of 2007 from $35.8 million in same period of 2006, primarily as the result of the acquisition of 43 properties formerly operated under long-term leases.

Equity gains (losses) from unconsolidated joint ventures improved by $7.5 million primarily as the result of the $7.7 million gain on sale of the Company’s pharmacy joint venture.

Our second quarter 2007 loss from continuing operations before income taxes was $8.8 million after adjusting for the pharmacy joint venture gain on sale of $7.7 million, merger-related severance costs of $1.1 million, non-cash stock option compensation expenses of $786,000 and an expense reduction of $2.5 million from a change in estimated ultimate losses for prior year professional liability claims. This represents an improvement of $600,000 compared to a loss of $9.4 million in the second quarter of 2006 after adjusting for an expense reduction of $1.7 million from a change in the estimated ultimate losses for prior year professional liability claims.

During the second quarter of 2007, the Company announced the signing of definitive agreements to acquire 52 communities currently operated under long-term leases consisting of 4,785 units for $595.1 million, excluding closing costs.  Of the 52 communities, 44 are currently operated by Emeritus and eight are currently operated by Summerville Senior Living, Inc.  The acquisitions are expected to close in the third quarter of 2007.

Summary of 2007 Year-to-Date Results

Operating income from continuing operations for the first six months of 2007 was $14.2 million after adjusting for non-cash stock option expenses of $1.3 million, $1.1 million in merger-related severance expenses, an expense reduction of $2.5 million from a change in estimated ultimate losses for prior year professional liability claims, and a $1.5 million write-off of lease acquisition costs related to the acquisition of 43 communities in the first quarter of 2007.  This represents an improvement of $9.0 million from the first half of 2006 operating income from continuing operations of $5.2 million after adjusting for the $12.2 million expense reduction from the professional liability settlement in the first quarter of 2006 and an expense reduction of $1.7 million from a change in the estimated ultimate losses for prior year professional liability claims.

Revenues for the first six months of 2007 rose 8.0%, or $16.4 million, to $221.1 million compared to $204.7 million for the same period of 2006.  The increase was primarily the result of occupancy improvements of $7.2 million, and rate improvements of $8.3 million, with the remainder from additional management fees from the Company’s Blackstone joint venture.

The loss from continuing operations before income taxes for the first half of 2007 was $14.9 million after adjusting for non-cash stock option expenses of $1.3 million, the write-off of lease costs of $1.5 million from acquisitions, the gain on sale of our pharmacy joint venture investment of $7.7 million, $1.1 million in merger-related severance expenses, an expense reduction of $2.5 million from a change in estimated ultimate losses for prior year professional liability claims, and an incentive fee payment of $1.3 million from a debenture conversion transaction that all occurred in the first half of 2007.  This represents an improvement of $2.7 million from the loss from continuing operations before income taxes of $17.6 million for the first half of 2006, after adjusting for the professional liability settlement impact of $13.0 million (including an interest accrual reversal of $766,000) and an expense reduction of $1.7 million from a change in the estimated ultimate losses for prior year professional liability claims.

Same Community Results

The Company’s same community group of properties consisted of 169 of the 171 communities included in consolidated operations.  The year-to-date results of operations for this group were consistent with the total consolidated results described above.

Subsequent Events

In July 2007, the Company closed on the public offering of 11,300,800 new issuance shares of common stock, including the exercise of an over-allotment option.  The Company received net proceeds of $328.7 million after closing costs. The proceeds from the offering will be used to retire $82.3 million in long-term debt and to pay $181.4 million of the purchase price of $595.1 million (excluding closing costs) for the acquisition of 52 communities, 44 of which are currently operated by Emeritus under long-term leases and eight of which are currently operated by Summerville Senior Living, Inc. under long-term leases. The balance of $65.0 million will be used to finance facility development, facility acquisitions and capital expenditures, and also for other general corporate purposes.

Summerville Update

As disclosed in the Company’s Definitive Proxy Statement filed on July 25, 2007, Emeritus will hold its shareholder vote to ratify the Company’s merger with Summerville Senior Living, Inc. on August 29, 2007. As stated in the Proxy, the Company’s major shareholders have agreed to vote in favor of the merger. The merger is expected to close September 1, 2007.  Emeritus also expects to host a conference call in September 2007 to discuss the merger in detail.

Non-GAAP Financial Measure

Adjusted EBITDA is a financial measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (GAAP).   We believe this non-GAAP measure is useful in identifying trends in our day-to-day performance because it excludes items that have little or no significance on day-to-day operations and provides an indicator to management of progress in achieving optimal operating performance.  In addition, this measure is used by many research analysts and investors to evaluate the performance and the value of companies in our industry.   We strongly urge you to review the reconciliation of Net income (loss) to Adjusted EBITDA provided below, along with our consolidated balance sheets, statements of operations and cash flows. We define Adjusted EBITDA and provide other information about this Non-GAAP measure in our Form 10-K filed on March 16, 2007.

The table below shows the reconciliation of net income (loss) to Adjusted EBITDA for the three and six months ended June 30, 2007 and 2006:

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006

Net income (loss)	$(1,589)	$(7,615)	$(11,324)	$(2,888)
Provision for income taxes	1,044	(100)	1,320	(90)
Equity losses (gains) in unconsolidated joint ventures	(7,065)	396	(6,496)	492
Depreciation and amortization	14,606	12,251	29,195	24,401
Amortization of deferred gains	(549)	(553)	(1,103)	(1,107)
Non-cash stock option compensation expenses	786	87	1,323	222
Convertible debentures conversion costs	–	–	1,329	–
Interest expense	16,945	12,475	30,560	24,206
Interest income	(601)	(681)	(1,192)	(1,552)
Other non-cash unusual activity:
Reversal of Texas settlement accrued in 2004	-	-	-	(12,207)

Adjusted EBITDA	$23,577	$16,260	$43,612	$31,477

For a more detailed understanding of Emeritus, please refer to our annual Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, or visit our Internet site at www.emeritus.com to obtain a copy.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates, or has an interest in, 205 communities representing capacity for 16,688 units and 20,348 residents in 34 states.  Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations,  uncertainties related to professional liability claims; and uncertainties about our ability to successfully consummate the pending merger and  integrate our company after the merger with Summerville Senior Living, Inc.   We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report Form 10-Q for the quarter ended June 30, 2007.

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
Revenues:
Community revenue	$109,845	$103,189	$219,345	$203,798
Management fees	930	484	1,807	941
Total operating revenues	110,775	103,673	221,152	204,739

Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	69,513	67,662	140,011	134,029
Texas lawsuit settlement	–	–	–	(12,207)
General and administrative	11,222	8,721	21,336	17,452
Depreciation and amortization	14,606	12,251	29,195	24,401
Facility lease expense	7,482	11,092	17,852	22,010
Total operating expenses	102,823	99,726	208,394	185,685
Operating income from continuing operations	7,952	3,947	12,758	19,054

Other income (expense):
Interest income	601	681	1,192	1,552
Interest expense	(16,945)	(12,475)	(30,560)	(24,206)
Equity gains (losses) in unconsolidated joint ventures	7,065	(396)	6,496	(492)
Other, net	782	562	110	1,158
Net other expense	(8,497)	(11,628)	(22,762)	(21,988)

Loss from continuing operations before income taxes	(545)	(7,681)	(10,004)	(2,934)
Provision for income taxes	(1,044)	100	(1,320)	90
Loss from continuing operations	(1,589)	(7,581)	(11,324)	(2,844)
Loss from discontinued operations (net of tax)	–	(34)	–	(44)
Net loss	$(1,589)	$(7,615)	$(11,324)	$(2,888)

Basic and diluted loss per common share:
Continuing operations	$(0.08)	$(0.42)	$(0.61)	$(0.17)
Discontinued operations	–	–	–	–
	$(0.08)	$(0.42)	$(0.61)	$(0.17)

Weighted average common shares outstanding: - basic and diluted	18,971	17,927	18,674	17,481